UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2

(Amendment No. 1)

HP INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

40434L105

(CUSIP Number)

November 30, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1 (b)

☐	Rule 13d-1 (c)

☐	Rule 13d-1 (d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 40434L105	13G	Page 2 of 22 Pages

1	NAME OF REPORTING PERSON Warren E. Buffett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 51,503,537 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 51,503,537 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,503,537 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.2%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 40434L105	13G	Page 3 of 22 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 51,503,537 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 51,503,537 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,503,537 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.2%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 40434L105	13G	Page 4 of 22 Pages

1	NAME OF REPORTING PERSON National Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 34,949,980 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 34,949,980 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,949,980 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 40434L105	13G	Page 5 of 22 Pages

1	NAME OF REPORTING PERSON GEICO Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 19,829,984 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 19,829,984 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,829,984 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 40434L105	13G	Page 6 of 22 Pages

1	NAME OF REPORTING PERSON Government Employees Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 19,829,984 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 19,829,984 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,829,984 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 40434L105	13G	Page 7 of 22 Pages

1	NAME OF REPORTING PERSON Columbia Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 6,745,185 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 6,745,185 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,745,185 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 40434L105	13G	Page 8 of 22 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Specialty Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 6,114,966 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 6,114,966 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,114,966 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 40434L105	13G	Page 9 of 22 Pages

1	NAME OF REPORTING PERSON AmGUARD Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 437,700 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 437,700 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 437,700 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 40434L105	13G	Page 10 of 22 Pages

1	NAME OF REPORTING PERSON EastGUARD Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 291,800 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 291,800 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 291,800 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 40434L105	13G	Page 11 of 22 Pages

1	NAME OF REPORTING PERSON NorGUARD Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,313,100 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,313,100 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,313,100 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 40434L105	13G	Page 12 of 22 Pages

1	NAME OF REPORTING PERSON WestGUARD Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,167,200 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,167,200 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,167,200 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 40434L105	13G	Page 13 of 22 Pages

1	NAME OF REPORTING PERSON Cypress Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 3,009,030 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 3,009,030 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,009,030 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 40434L105	13G	Page 14 of 22 Pages

1	NAME OF REPORTING PERSON MedPro Group Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Indiana

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 6,745,185 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 6,745,185 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,745,185 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 40434L105	13G	Page 15 of 22 Pages

1	NAME OF REPORTING PERSON The Medical Protective Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Indiana

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 6,745,185 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 6,745,185 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,745,185 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 40434L105	13G	Page 16 of 22 Pages

1	NAME OF REPORTING PERSON Old United Casualty Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Kansas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 539,400 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 539,400 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 539,400 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 40434L105	13G	Page 17 of 22 Pages

1	NAME OF REPORTING PERSON Old United Life Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Arizona

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 135,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 135,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 135,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 40434L105	13G	Page 18 of 22 Pages

1	NAME OF REPORTING PERSON U.S. Underwriters Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of North Dakota

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 111,700 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 111,700 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 111,700 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 40434L105	13G	Page 19 of 22 Pages

1	NAME OF REPORTING PERSON General Re Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 9,696,672 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 9,696,672 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,696,672 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%
12	TYPE OF REPORTING PERSON CO, HC

CUSIP No. 40434L105	13G	Page 20 of 22 Pages

1	NAME OF REPORTING PERSON General Reinsurance Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 9,557,072 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 9,557,072 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,557,072 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 40434L105	13G	Page 21 of 22 Pages

1	NAME OF REPORTING PERSON Genesis Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 139,600 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 139,600 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 139,600 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 40434L105	13G	Page 22 of 22 Pages

1	NAME OF REPORTING PERSON MLMIC Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 2,111,800 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 2,111,800 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,111,800 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON IC, CO

Item 1.

(a)	Name of Issuer:

HP Inc.

(b)	Address of Issuer’s Principal Executive Offices:

1501 Page Mill Road, Palo Alto CA 94304

Item 2(a). Name of Person Filing:

Item 2(b). Address of Principal Business Office:

Item 2(c). Citizenship:

Warren E. Buffett 3555 Farnam Street Omaha, Nebraska 68131 United States Citizen	Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131 Delaware corporation

National Indemnity Company 1314 Douglas Street Omaha, Nebraska 68102 Nebraska corporation	Cypress Insurance Company 1314 Douglas Street Omaha, NE 68102 California

The Medical Protective Company 5814 Reed Road Fort Wayne, IN 46835 Indiana corporation	GEICO Corporation One GEICO Plaza Washington, DC 20076 Delaware

Columbia Insurance Company 1314 Douglas Street Omaha, Nebraska 68102 Nebraska	MedPro Group, Inc. 5814 Reed Road Fort Wayne, IN 46835 Indiana corporation

AmGUARD Insurance Company of Nebraska c/o Berkshire Hathaway GUARD P.O. Box A-H Wilkes-Barre, PA 18703 Pennsylvania	NorGUARD Insurance Company 16 South River Street Wilkes-Barre, PA 18703 Pennsylvania

Old United Casualty Company 8500 Shawnee Mission Parkway Merriam, KS 66202 Kansas	Government Employees Insurance Company 5260 Western Ave. Chevy Chase, MD 20815 Nebraska

WestGUARD Insurance Company 16 South River Street Wilkes-Barre, PA 18703 Pennsylvania	MLMIC Insurance Company Two Park Avenue New York, NY 10016 New York

Berkshire Hathaway Specialty Insurance Company 1314 Douglas Street Omaha, NE 68102 Nebraska

General Re Corporation 120 Long Ridge Road Stamford, CT 06902 Delaware corporation	Genesis Insurance Company 120 Long Ridge Road Stamford, CT 06902 Delaware corporation

U.S. Underwriters Insurance Company 1190 Devon Park Drive Wayne, PA 19807 North Dakota corporation	General Reinsurance Corporation 120 Long Ridge Road Stamford, CT 06902 Delaware corporation

Old United Life Insurance Company 8500 Shawnee Mission Parkway Merriam, KS 66202 Kansas corporation	EastGUARD Insurance Company 16 S. River Street Wilkes-Barre, PA 18703 Pennsylvania corporation

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

40434L105

Item 3. If this statement is filed pursuant to § 240.13d-1(b), or § 240.13d-2(b) or (c), check whether the person filing is a:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc., GEICO Corporation, General Re Corporation and MedPro Group, Inc. are each a Parent Holding Company or Control Person, in accordance with § 240.13d-1(b)(1)(ii)(G).

National Indemnity Company, Columbia Insurance Company, Cypress Insurance Company, Government Employees Insurance Company, The Medical Protective Company, Berkshire Hathaway Specialty Insurance Company, AmGUARD Insurance Company, EastGUARD Insurance Company, NorGUARD Insurance Company, Old United Casualty Company, Genesis Insurance Company, General Reinsurance Corporation, WestGUARD Insurance Company, U.S. Underwriters Insurance Company, MLMIC Insurance Company and Old United Life Insurance Company are each an Insurance Company as defined in section 3(a)(19) of the Act.

Item 4. Ownership:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially Owned

See the Cover Pages for each of the Reporting Persons.

(b)	Percent of Class

See the Cover Pages for each of the Reporting Persons.

(c)	Number of shares as to which such person has:

(i) sole power to vote or to direct the vote

(ii)	shared power to vote or to direct the vote

(iii)	sole power to dispose or to direct the disposition of

(iv)	shared power to dispose or to direct the disposition of

See the Cover Pages for each of the Reporting Persons.

Item 5. Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

See Exhibit A.

Item 8. Identification and Classification of Members of the Group:

See Exhibit A.

Item 9. Notice of Dissolution of Group:

Not Applicable.

Item 10. Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 11th day of December, 2023

/s/ Warren E. Buffett
Warren E. Buffett

BERKSHIRE HATHAWAY INC.

By:	/s/ Warren E. Buffett
Warren E. Buffett
Chairman of the Board

NATIONAL INDEMNITY COMPANY, COLUMBIA INSURANCE COMPANY, CYPRESS INSURANCE COMPANY, AMGUARD INSURANCE COMPANY, GEICO CORPORATION, GOVERNMENT EMPLOYEES INSURANCE CORPORATION, MEDPRO GROUP INC., THE MEDICAL PROTECTIVE COMPANY, BERKSHIRE HATHAWAY SPECIALTY INSURANCE COMPANY, NORGUARD INSURANCE COMPANY, OLD UNITED CASUALTY COMPANY, GENESIS INSURANCE COMPANY, GENERAL RE CORPORATION, GENERAL REINSURANCE CORPORATION, EASTGUARD INSURANCE COMPANY, WESTGUARD INSURANCE COMPANY, U.S UNDERWRITERS INSURANCE COMPANY, MLMIC INSURANCE COMPANY AND OLD UNITED LIFE INSURANCE COMPANY

By:	/s/ Warren E. Buffett
Warren E. Buffett
Attorney-in-Fact